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                                                                     Exhibit 1.1

                                                                  EXECUTION COPY

                             TAMPA ELECTRIC COMPANY

                7 3/8% REset Put Securities due September 1, 2015

                               PURCHASE AGREEMENT

                                                       August 16, 2000

Tampa Electric Company
702 North Franklin Street
Tampa, Florida  33602
Attention: Kim M. Caruso

     Re:  PURCHASE OF 7 3/8% RESET PUT SECURITIES DUE SEPTEMBER 1, 2015
          (THE "NOTES")
          ---------------------------------------------------------------------

         Reference is made to the Agency Agreement dated July 28, 1998 between you, Citicorp Securities, Inc. and Morgan Stanley & Co. Incorporated, as amended and supplemented by a letter agreement dated August 16, 2000 between you and each of us (the "Agency Agreement"). Capitalized terms used herein and not defined are used as defined in the Agency Agreement.

         We agree to purchase, severally and not jointly, the principal amount of the Notes set forth below opposite our names at a price of 99.741% (as a percentage of the principal amount of the Notes):


         NAMES                                       PRINCIPAL AMOUNT OF NOTES
         -----                                       -------------------------
         Morgan Stanley & Co. Incorporated           $ 100,000,000
         Chase Securities Inc.                       $  50,000,000
                                                    --------------

                  Total                              $ 150,000,000
                                                    --------------


         The Settlement Date and time shall be Monday, August 21, 2000 at 10:00 a.m., New York time. The place of delivery of the Notes shall be the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts 02108.

         The Notes shall be in the form of, and shall have the terms set forth in, the Form of Note attached as Exhibit A hereto.

         The provisions of Sections 1, 2(b), 2(c), 3 through 6 and 9 through 13 of the Agency Agreement and the related definitions are incorporated by reference herein and shall be deemed to have the same force and effect as if set forth in full herein, except that (a) the parties agree that the Company shall not be obligated to pay under this Agreement or the Agency Agreement any expenses related to the Notes purchased hereunder that are described in Sections 3(h)(ix) and (x)

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of the Agency Agreement and (b) all references to the Notes in the Agency
Agreement shall refer to the Notes in the form attached as Exhibit A hereto.

         For all purposes of this Agreement, the parties agree that the last sentence of Section 3(b) of the Agency Agreement shall be deemed to read in its entirety as follows:

         "Notwithstanding any other provision of this paragraph, until the distribution of any Notes an Agent may own or may have agreed to purchase as principal has been completed up to a maximum of fifteen days from the date of the Purchase Agreement, if any event described above in this paragraph occurs, the Company will, at its own expense, forthwith prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or Prospectus, as then amended or supplemented, reasonably satisfactory to such Agent, will supply such amended or supplemented Prospectus to such Agent in such quantities as it may reasonably request, and shall furnish to such Agent pursuant to Sections 3(f), 5(a), 5(b), and 5(c) such documents, certificates, opinions, and letters as it may request in connection with the preparation and filing of such amendment or supplement."

         For all purposes of this Agreement, the parties further agree that
Section 4(a)(i) of the Agency Agreement shall be deemed to read in its entirety as follows:

                  "(i) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Prospectus, as amended or supplemented at the time of such solicitation or at the time such offer to purchase was made, that, in the reasonable judgment of the relevant Agent, is material and adverse and that makes it, in the reasonable judgment of such Agent, impracticable to market the Notes on the terms and in the manner contemplated by the Prospectus, as so amended or supplemented;"

         For all purposes of this Agreement, the parties further agree that
Section 4(b)(i)(G) of the Agency Agreement shall be deemed to read in its entirety as follows:

                  "(G) the statements in the Prospectus, as then amended or supplemented, under the captions "Description of the Notes" and "Description of the Debt Securities," insofar as such statements constitute summaries of the provisions of the Indenture fairly summarize the matters referred to therein;"

         For all purposes of this Agreement, the parties further agree that
Section 4(b)(i)(H) of the Agency Agreement shall be deemed to read in its entirety as follows:

                  "(H) such counsel is of the opinion ascribed to it in the Prospectus, as then amended or supplemented, under the caption "Material United States Federal Income Tax

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         Considerations";"

         If on the Settlement Date any one or more of the Agents shall fail or refuse to purchase the Notes that it has or they have agreed to purchase on such date, and the aggregate amount of the Notes which such defaulting Agent or Agents agreed but failed or refused to purchase is not more than one-tenth of the aggregate amount of the Notes to be purchased on such date, the other Agents shall be obligated severally in the proportions that the amount of the Notes set forth opposite their respective names above bears to the aggregate amount of the Notes set forth opposite the names of all such non-defaulting Agents, or in such other proportions as Morgan Stanley & Co. Incorporated may specify, to purchase the Notes which such defaulting Agent or Agents agreed but failed or refused to purchase on such date; PROVIDED that in no event shall the amount of the Notes that any Agent has agreed to purchase pursuant to this Agreement be increased pursuant to this paragraph by an amount in excess of one-ninth of such amount of the Notes without the written consent of such Agent. If on the Settlement Date any Agent or Agents shall fail or refuse to purchase the Notes and the aggregate amount of the Notes with respect to which such default occurs is more than one-tenth of the aggregate amount of the Notes to be purchased on such date, and arrangements satisfactory to Morgan Stanley & Co. Incorporated and the Company for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Agent or the Company. In any such case either Morgan Stanley & Co. Incorporated or the Company shall have the right to postpone the Settlement Date but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Agent from liability in respect of any default of such Agent under this Agreement.

         This Agreement is also subject to termination on the terms incorporated by reference herein. If this Agreement is terminated, the provisions of Sections 3(h) (other than Sections 3(h)(ix) and (x)), 6, 9, 10 and 13 of the Agency Agreement shall survive for the purposes of this Agreement.

         The following information, opinions, certificates, letters and documents referred to in Section 4 of the Agency Agreement will be required:

     (i) the opinions of Palmer & Dodge LLP, counsel for the Company, and Ropes & Gray, counsel for the Agents, as set forth in Section 4(b)(i) and
          (ii);

     (ii) a certificate of the Company as set forth in Section 4(c);

     (iii) a letter or letters from PricewaterhouseCoopers LLP, independent public accountants, as set forth in Section 4(d); and

     (iv) such appropriate further information, certificates and documents as the Agents may reasonably request.

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         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Agents and you.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:  /s/ MICHAEL FUSCO
                                             ----------------------------------
                                               Name:   Michael Fusco
                                               Title:  Vice President

                                          CHASE SECURITIES INC.

                                          By:   /s/ PETER MADONIA
                                             ----------------------------------
                                               Name:   Peter Madonia
                                               Title:  Managing Director

         The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

TAMPA ELECTRIC COMPANY

By:    /s/ ROBERT D. FAGAN
   -----------------------------
    Name:  Robert D. Fagan
    Title: Chairman of the Board and Chief
             Executive Officer